QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

Contact:	Scott A. Montgomery	Charles W. Calhoun
	President/CEO	President/CEO
	National Mercantile Bancorp	South Bay Bank, N.A.
	(310) 282-6778	(310) 534-2400

FOR IMMEDIATE RELEASE

NATIONAL MERCANTILE BANCORP AND SOUTH BAY BANK, N.A.
ANNOUNCE AN AGREEMENT TO MERGE

    Los Angeles, California, July 19, 2001—National Mercantile Bancorp (the "Company") (NASDAQ: MBLA—Common Stock; MBLAP—Preferred Stock) and South Bay Bank, N.A., Torrance, California ("SBB"), jointly announced today the signing of a definitive merger agreement.

    Upon the closing of the transaction, the shareholders of SBB will receive approximately $29.1 million (approximately $10.325 per share in cash) and SBB will become a wholly-owned subsidiary of the Company. The purchase price represents approximately 1.93 times the book value of SBB. The business combination will be accounted for using the "purchase accounting method."

    The closing, which is expected to occur in the fourth quarter of 2001, is subject to regulatory approval, SBB shareholder approval and several other conditions. The directors of SBB, who beneficially own in excess of 67% of the outstanding common stock and all of the outstanding non-cumulative preferred stock of SBB, have agreed to vote in favor of the transaction.

    The Company presently conducts its operations through one subsidiary, Mercantile National Bank, which was founded in 1982 and has offices in Los Angeles and Encino. SBB has full service banking offices in Torrance and El Segundo, and thus the merger would give the Company four strategically located banking offices in the Los Angeles metropolitan area.

    On a pro forma basis, if the merger had been completed on June 30, 2001, the Company would have had approximately $396.0 million in total assets, $302.2 million in deposits and $240.7 million of loans.

    The funding of the purchase price is a combination of currently available excess capital and a just completed private placement of a 30-year $15 million junior subordinated deferrable interest debenture trust preferred security. The trust preferred debentures are callable by the Company after five years and bear a fixed interest rate payable semi-annually at 10.25%.

    A beneficial feature of the debentures is that while it is a debt related instrument, it serves as capital without diluting shareholders' ownership. On July 16, 2001, the Federal Reserve of San Francisco, notified the Company that the debentures issued by the Company will qualify under the Tier I capital rules as partial Tier I capital for regulatory purposes.

    The Company anticipates that the transaction will be accretive to earnings in 2002, without revenue enhancements and expense reductions which may be realized from the merger.

    The Company reported core earnings of $1.2 million up 25.8% for the six months ended June 30, 2001 as compared to core earnings (excluding a large loan recovery) of $961,000 for the period ended June 30, 2000. At June 30, 2001 MNB had assets of $204.5 million, $146.5 million in deposits and $106.6 million in gross loans.

    South Bay Bank, also founded in 1982, is one of the leading independent banks serving the Torrance and South Bay markets. As of June 30, 2001, SBB had total assets of $192.6 million, $155.7 million in deposits and $134.1 million in gross loans. South Bay Bank had net income of $1.3 million for the six months ended June 30, 2001 and net income of $2.5 million for the year ended December 31, 2000.

    Scott A. Montgomery, President and CEO of National Mercantile Bancorp and Mercantile National Bank, commented, "We are delighted to have South Bay Bank join the expanding National Mercantile Bancorp family. After the merger, South Bay Bank will continue to operate under its existing name with the same relationship banking focus and commitment to exceptional client service that has been its hallmark for many years. Following the merger the Company anticipates that it will be able to enhance shareholder value and reduce operating costs through efficiencies and economies of scale. Our clients will benefit from enhanced and expanded services including on-line banking. The shared lending capacity will enable the Company to provide larger lines of credit and expand the number of lending products offered."

    Charles W. Calhoun, President and CEO of South Bay Bank, commented, "While South Bay Bank has been a leading independent bank serving the South Bay markets, it is imperative that we expand services and capabilities to continue as such. We believe this merger with National Mercantile Bancorp accomplishes all the positive attributes that South Bay Bank envisioned for the future. It should be a very good merger."

    This press release contains statements which constitute forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risk and uncertainties. Actual results may differ materially from the results in these forward looking statements. Factors that might cause such a difference include, among other things, fluctuations in interest rates, changes in economic conditions or governmental regulation, credit quality and other factors discussed in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2000.

    National Mercantile Bancorp is the holding company for Mercantile National Bank, member FDIC, a business bank located in Century City in West Los Angeles, California with a regional office/branch in Encino, California. The Bank offers a wide range of financial services to the entertainment industry, the professional, healthcare and executive markets, community-based non-profit organizations, escrow companies and the business banking market.

"Redefining Business Banking"
#####

QuickLinks

  Exhibit 99.1
NATIONAL MERCANTILE BANCORP AND SOUTH BAY BANK, N.A. ANNOUNCE AN AGREEMENT TO MERGE